Exhibit 99.3

salesforce.com, inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information are based on the historical financial statements of salesforce.com, inc. (the “Company”) and ExactTarget, Inc. (“ET”) after giving effect to the Company’s acquisition of ET on July 12, 2013 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations for the six months ended July 31, 2013, and year ended January 31, 2013, are presented as if the acquisition of ET had occurred on February 1, 2012 and were carried forward through each of the aforementioned periods presented.

A pro forma condensed combined balance sheet as of July 31, 2013 is not required as the Company’s balance sheet as of July 31, 2013 included in the Form 10-Q as of and for the three and six months ended July 31, 2013 reflects the impact of the acquisition.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuations of the tangible and intangible assets acquired and liabilities assumed in connection with the acquisition of ET.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the ET acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2013 and the Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2013 and of ET’s financial statements included in Form 8-K/A for the year ended December 31, 2012 and the six months ended June 30, 2013.

salesforce.com, inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended July 31, 2013

	Historical
	Six Months Ended
	July 31, 2013	June 30, 2013	Pro Forma
		ExactTarget	Adjustments		Pro Forma
(in thousands)	salesforce.com	(Note 1)	(Note 3)		Combined
Revenues:
Subscription and support	$1,745,065	$146,661	$(22,403	)(A)(G)(I)	$1,869,323
Professional services and other	104,662	36,649	(4,177	)(A)(I)	137,134

Total revenues	1,849,727	183,310	(26,580)		2,006,457

Cost of revenues:
Subscription and support	314,458	37,825	16,806	(B)(C)(I)	369,089
Professional services and other	112,253	28,222	(2,514	)(B)(I)	137,961

Total cost of revenues	426,711	66,047	14,292		507,050

Gross profit	1,423,016	117,263	(40,872)		1,499,407

Operating expenses:
Research and development	280,018	37,244	(3,415	)(B)(I)	313,847
Marketing and sales	947,111	77,524	15,752	(B)(C)(G)(I)	1,040,387
General and administrative	280,284	30,819	(22,648	)(B)(C)(D)(E)(H)(I)	288,455

Total operating expenses	1,507,413	145,587	(10,311)		1,642,689

Loss from operations	(84,397)	(28,324)	(30,561)		(143,282)

Investment income	7,741	0	0		7,741
Interest expense	(31,539)	0	(2,681	)(F)	(34,220)
Other expense	(2,552)	(109)	0		(2,661)

Loss before benefit from income taxes	(110,747)	(28,433)	(33,242)		(172,422)

Benefit from income taxes	119,629	0	(116,759	)(J)	2,870

Net income (loss)	$8,882	$(28,433)	$(150,001)		$(169,552)

Basic net income (loss) per share	$0.02	$(0.41)			$(0.29)

Diluted net income (loss) per share	$0.01	$(0.41)			$(0.29)

Shares used in computing basic net income (loss) per share (Note 5)	591,210	69,317			591,210

Shares used in computing diluted net income (loss) per share (Note 5)	623,865	69,317			591,210

Amounts include amortization of purchased intangibles from business combinations, as follows (C)(I):
Cost of revenues	43,856	2,166	21,052		67,074
Marketing and sales	6,936	1,001	22,016		29,953
General and administrative	0	130	(130)		0

Amounts include stock-based expenses, as follows (B)(I):
Cost of revenues	20,659	880	658		22,197
Research and development	50,461	2,240	222		52,923
Marketing and sales	115,935	2,211	1,662		119,808
General and administrative	38,150	2,902	39		41,091

salesforce.com, inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended January 31, 2013

	Historical
	Year Ended
	January 31, 2013	December 31, 2012	Pro Forma
		ExactTarget	Adjustments		Pro Forma
(in thousands)	salesforce.com	(Note 1)	(Note 3)		Combined
Revenues:
Subscription and support	$2,868,808	$234,222	$(64,750	)(A)(G)	$3,038,280
Professional services and other	181,387	58,050	1,704	(A)	241,141

Total revenues	3,050,195	292,272	(63,046)		3,279,421
Cost of revenues:
Subscription and support	494,187	56,770	50,958	(B)(C)	601,915
Professional services and other	189,392	46,830	2,025	(B)	238,247

Total cost of revenues	683,579	103,600	52,983		840,162
Gross profit	2,366,616	188,672	(116,029)		2,439,259
Operating expenses:
Research and development	429,479	54,022	6,898	(B)	490,399
Marketing and sales	1,614,026	115,312	58,442	(B)(C)(G)	1,787,780
General and administrative	433,821	39,725	10,261	(B)(C)(E)(H)	483,807

Total operating expenses	2,477,326	209,059	75,601		2,761,986
Loss from operations	(110,710)	(20,387)	(191,630)		(322,727)
Investment income	19,562	0	0		19,562
Interest expense	(30,948)	0	(6,254	)(F)	(37,202)
Other expense	(5,698)	(571)	0		(6,269)

Loss before benefit from income taxes	(127,794)	(20,958)	(197,884)		(346,636)
Benefit from income taxes	(142,651)	0	115,207	(J)	(27,444)

Net loss	$(270,445)	$(20,958)	$(82,677)		$(374,080)

Basic net income (loss) per share	$(0.48)	$(0.39)			$(0.66)
Diluted net income (loss) per share	$(0.48)	$(0.39)			$(0.66)
Shares used in computing basic net income (loss) per share (Note 5)	564,896	53,856			564,896
Shares used in computing diluted net income (loss) per share (Note 5)	564,896	53,856			564,896

Amounts include amortization of purchased intangibles from business combinations, as follows (C):
Cost of revenues	77,249	1,024	49,634		127,907
Marketing and sales	10,922	704	49,695		61,321
General and administrative	0	354	(354)		0

Amounts include stock-based expenses, as follows (B):
Cost of revenues	33,757	1,378	3,349		38,484
Research and development	76,333	2,183	6,898		85,414
Marketing and sales	199,284	3,179	10,357		212,820
General and administrative	69,976	4,442	8,639		83,057

salesforce.com, inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined statements of operations for the six months ended July 31, 2013, and for the year ended January 31, 2013, are based on the historical financial statements of salesforce.com, inc. (the “Company”) and ExactTarget, Inc. (“ET”) after giving effect to the Company’s acquisition of ET on July 12, 2013 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) 805, Business Combinations (“ASC 805”). In accordance with ASC 805, the Company uses its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of purchase consideration over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed.

The fair values assigned to ET’s tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of the acquisition. The preliminary estimated fair values of assets acquired and liabilities assumed, including current and noncurrent income taxes payable and deferred taxes, and identifiable intangible assets may be subject to change as additional information is received and certain tax returns finalized. Thus the provisional measurements of fair value are subject to change. The Company expects to finalize the valuation of the tangible and intangible assets acquired and liabilities assumed as soon as practicable, but not later than one-year from the acquisition date.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that would have been reported had the ET acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies, cost savings that the Company may achieve and/or changes in significant accounting policies with respect to the combined companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2013 and Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2013 and ET’s historical consolidated financial statements and accompanying notes included in the Form 8-K/A for the year ended December 31, 2012 and the six months ended June 30, 2013.

Accounting Periods Presented

ET’s historical fiscal year ended on December 31 and, for purposes of the unaudited pro forma condensed combined financial information, its historical results have been aligned to more closely conform to the Company’s January 31 fiscal year end as explained below.

The unaudited pro forma condensed combined statements of operations of the Company and ET for the six months ended July 31, 2013 and year ended January 31, 2013 are presented as if the ET acquisition had taken place on February 1, 2012. Due to different fiscal period ends, the pro forma statement of operations for the six months ended July 31, 2013 combines the historical results of the Company for the six months ended July 31, 2013 and the historical results of ET for the six months ended June 30, 2013. The pro forma statement of operations of the Company and ET for the year ended January 31, 2013, due to different fiscal period ends, combines the historical results of the Company for the year ended January 31, 2013 and the historical results of ET for the year ended December 31, 2012.

A pro forma condensed combined balance sheet as of July 31, 2013 is not required as the Company’s balance sheet as of July 31, 2013 included in the Form 10-Q as of and for the three and six months ended July 31, 2013 reflects the impact of the acquisition.

Reclassifications

No reclassifications were required to the presentation of ET’s historical financial statements in order to conform to the Company’s presentation.

2. ACQUISITION OF EXACTTARGET, INC.

On July 12, 2013, the Company acquired for cash the outstanding stock of ET, a leading global provider of cross-channel, digital marketing solutions that empower organizations of all sizes to communicate with their customers through the digital channels they use most. The Company acquired ET to, among other things, create a world-class marketing platform across the channels of email, social, mobile and the web. The Company has included the financial results of ET in the consolidated financial statements from the date of acquisition. The preliminary acquisition date fair value of the consideration transferred for ET was approximately $2.6 billion, including the proceeds from the term loan of $300.0 million, which consisted of the following (in thousands):

Fair Value
Cash	$2,567,098
Fair value of equity awards assumed	40,067

Total	$2,607,165

The preliminary estimated fair value of the stock options assumed by the Company was determined using the Black-Scholes option pricing model. The share conversion ratio of 0.84 was applied to convert ET’s outstanding equity awards for ET’s common stock into equity awards for shares of the Company’s common stock.

The following table summarizes the preliminary estimated fair values of assets acquired and liabilities assumed as of the date of acquisition (in thousands):

Fair Value
Cash, cash equivalents and marketable securities	$91,549
Accounts receivable	63,320
Other current assets	20,965
Customer contract asset, current and noncurrent	201,161
Property and equipment	64,782
Other noncurrent assets	4,379
Intangible assets	708,260
Goodwill	1,852,852
Accounts payable, accrued expenses and other liabilities	(66,346)
Deferred revenue, current and noncurrent	(46,525)
Customer liability, current and noncurrent	(141,783)
Other liabilities, noncurrent	(1,825)
Deferred tax liability	(143,624)

Net assets acquired	$2,607,165

The excess of preliminary purchase consideration over the preliminary fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill. The preliminary fair values assigned to tangible and identifiable intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions. The deferred tax liability established was primarily a result of the difference in the book basis and tax basis related to the identifiable intangible assets. The preliminary estimated fair values of assets acquired and liabilities assumed, including current and noncurrent income taxes payable and deferred taxes, and identifiable intangible assets may be subject to change as additional information is received and certain tax returns are finalized. Thus the provisional measurements of fair value set forth above are subject to change. The Company expects to finalize the valuation as soon as practicable, but not later than one-year from the acquisition date.

The following table sets forth the components of identifiable intangible assets acquired and their preliminary estimated useful lives as of the date of acquisition (in thousands):

	Fair Value	Useful Life
Developed technology	$307,200	4-7 years
Customer relationships	362,200	6-8 years
Trade name and trademark	29,400	10 years
Other purchased intangible assets	9,460	3-4 years

Total intangible assets subject to amortization	$708,260

Developed technology represents the preliminary estimated fair value of ET’s digital marketing technology. Customer relationships represent the preliminary estimated fair values of the underlying relationships with ET customers. The goodwill balance is primarily attributed to the assembled workforce and expanded market opportunities when integrating ET’s digital marketing technology with the Company’s other offerings. The goodwill balance is not deductible for U.S. income tax purposes.

The Company assumed unvested options and restricted stock with a preliminary estimated fair value of $101.6 million. Of the total consideration, a portion was preliminarily allocated to the purchase consideration and the remainder of the preliminary estimated fair value was preliminarily allocated to future services and will be expensed over the remaining service periods on a straight-line basis.

3. TERM LOAN

On July 11, 2013, the Company entered into a credit agreement (the “Credit Agreement”) with Bank of America, N.A. and certain other lenders. The Credit Agreement provides for a $300.0 million term loan (the “Term Loan”) maturing on July 11, 2016 (the “Maturity Date”) and bears interest at the Company’s option at either a base rate plus a spread of 0.50% to 1.00% or an adjusted LIBOR rate as defined in the Credit Agreement plus a spread of 1.50% to 2.00%.

The Company entered into the Term Loan in conjunction with and for purposes of funding the acquisition of ET.

Interest is due and payable in arrears quarterly for the loan bearing interest at the base rate and at the end of an interest period in the case of the loan bearing interest at the adjusted LIBOR rate. The Term Loan is payable in quarterly installments equal to $7.5 million beginning on September 30, 2013, with the remaining outstanding principal amount of the term loan being due and payable on the Maturity Date. The Company may prepay the Term Loan, in whole or in part at anytime during the term of the Term Loan. Amounts repaid or prepaid may not be reborrowed under the terms of the Credit Agreement. The Term Loan is secured by a pledge of 100 percent of the equity securities of the Company’s direct domestic subsidiaries and 65 percent of the equity securities of the Company’s foreign subsidiaries.

The Credit Agreement contains certain customary affirmative and negative covenants, including a consolidated leverage ratio covenant, a consolidated interest coverage ratio covenant, a limit on the Company’s ability to incur additional indebtedness, issue preferred stock or pay dividends, and certain other restrictions on the Company’s activities each defined specifically in the Credit Agreement. The Company was in compliance with the Credit Agreement’s covenants as of July 31, 2013.

The weighted average interest rate on the Term Loan was 2.3% as of July 31, 2013. Accrued interest on the Term Loan was $0.4 million as of July 31, 2013. As of July 31, 2013, the current portion outstanding under the Term Loan was $30.0 million and the noncurrent outstanding portion was $270.0 million.

4. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(A) To record a reduction in revenues related to the estimated fair value of the acquired deferred revenue and the customer liability. The difference between the preliminary fair values of acquired deferred revenues, representing amounts equivalent to the estimated costs plus an appropriate profit margin to fulfill the obligations assumed, and the historical carrying amounts of ET’s deferred revenues results in a discount to the recorded deferred revenue and is therefore subsequently recognized as a reduction to revenues.

in thousands	Six Months Ended July 31, 2013	Year Ended January 31, 2013
Subscription and support	$9,570	$63,140
Professional services and other	(154)	(1,704)

Total reduction to revenue	$9,416	$61,436

(B) To record the estimated stock-based compensation expense related to the unvested portion of ET stock options and restricted stock-based awards assumed in connection with the acquisition using the straight-line amortization method over the remaining vesting periods.

	Six Months Ended July 31, 2013
(in thousands)	ET Historical Stock- Based Compensation	Stock-Based Compensation Expense Based Upon Preliminary Fair Values	Increase in Stock-Based Compensation Expense
Cost of revenues - subscriptions	$282	$567	$285
Cost of revenues - services	598	1,208	610
Research and development	2,240	3,132	892
Marketing and sales	2,211	4,622	2,411
General and administrative	2,902	3,275	373

Total stock-based compensation	$8,233	$12,804	$4,571

	Year Ended January 31, 2013
(in thousands)	ET Historical Stock- Based Compensation	Stock-Based Compensation Expense Based Upon Preliminary Fair Values	Increase in Stock-Based Compensation Expense
Cost of revenues - subscriptions	$345	$1,669	$1,324
Cost of revenues - services	1,033	3,058	2,025
Research and development	2,183	9,081	6,898
Marketing and sales	3,179	13,536	10,357
General and administrative	4,442	13,081	8,639

Total stock-based compensation	$11,182	$40,425	$29,243

(C) To record the estimated amortization expense related to the intangible assets acquired in connection with the Company’s acquisition of ET.

	Six Months Ended July 31, 2013
(in thousands)	ET Historical Amortization Expense	Amortization Expense Based Upon Preliminary Fair Values	Increase in Amortization Expense
Cost of revenues – subscription and support	$2,166	$25,329	$23,163
Marketing and sales	1,001	25,199	24,198
General and administrative	130	0	(130)

Amortization expense	$3,297	$50,528	$47,231

	Year Ended January 31, 2013
(in thousands)	ET Historical Amortization Expense	Amortization Expense Based Upon Preliminary Fair Values	Increase in Amortization Expense
Cost of revenues – subscription and support	$1,024	$50,658	$49,634
Marketing and sales	704	50,399	49,695
General and administrative	354	0	(354)

Amortization expense	$2,082	$101,057	$98,975

(D) To eliminate acquisition related transaction costs of $5.5 million and $16.0 million that were incurred by ET and the Company in the six months ended June 30, 2013 and July 31, 2013, respectively.

(E) To record the increase in depreciation expense as a result of the increase in fair value of ET’s property, plant and equipment, net. For presentation purposes, this amount is reflected in General and administrative and not allocated.

(in thousands)	Total increase in Depreciation Expense	Six Months Ended July 31, 2013	Year Ended January 31, 2013
Increase in depreciation expense	$2,405	$328	$655

(F) To record interest expense associated with the issuance of a Term Loan to finance a portion of the cash consideration exchanged using the effective interest rate at the time of acquisition. The expense reflects the quarterly interest and principal payments.

(in thousands)	Par Value	Effective Annual Interest Rate	Increase in Interest Expense for Six Months Ended July 31, 2013	Increase in Interest Expense for Year Ended January 31, 2013
Three-year term loan	$300,000	3.25%	$2,681	$6,254

(G) To eliminate revenues, and corresponding expenses between the Company and ET for the periods presented. The pro forma effects related to other expenses for the periods presented were not significant.

(H) To record the amortization of the favorable lease contract asset established upon purchase accounting. The asset represents the difference between the fair value and minimum lease obligations under outstanding leases acquired from ET.

(in thousands)	Six Months Ended July 31, 2013	Year Ended January 31, 2013
Amortization of favorable lease contract	$652	$1,321

(I) To eliminate ETs results included in the Company’s results for the period from the acquisition of July 12, 2013 to July 31, 2013.

(J) The following table presents pro forma income tax adjustments to the periods presented. The Company released a portion of its valuation allowance resulting from the acquisition of ExactTarget. The related tax benefit as well as other pro forma adjustments are reflected in the respective periods.

(Dollars in thousands)	Six Months Ended July 31, 2013	Year Ended January 31, 2013
Tax benefit related to valuation allowance change	$(117,992)	$117,992
Other proforma income tax adjustments	1,233	(2,785)

Pro forma adjustment to (increase)/decrease (provision)/benefit from income taxes	$(116,759)	$115,207

5. PRO FORMA EARNINGS PER SHARE

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the weighted average number of the Company’s common shares outstanding. Our acquisition of ET had substantially no impact to our basic weighted average common shares outstanding calculations for the unaudited pro forma condensed combined statements of operations periods presented.